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EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACT: SHAUNA SIMMONDS (617) 371-2233


              LIBERTY FINANCIAL COMPLETES $450,000,000 TENDER OFFER


BOSTON, NOVEMBER 13, 2001 - Liberty Financial Companies, Inc. (NYSE: L) today announced the closing of the cash tender offer and consent solicitation regarding its outstanding 6.75% notes due November 15, 2008, and its 7.625% debentures due November 15, 2028 (the "notes" and the "debentures" are referred to collectively as the "securities"). The tender offer and consent solicitation expired at 5:00 P.M. New York City time on November 9, 2001 (the "expiration date"). The terms of the tender offer and consent solicitation are more fully described in the Offer to Purchase and Consent Solicitation, which is dated October 15, 2001.

As of 5:00 P.M. on the expiration date, Liberty Financial had received tenders with respect to $282,091,000 aggregate principal amount of notes and $146,952,000 aggregate principal amount of debentures and had received consents (without a tender) with respect to $3,648,000 aggregate principal amount of notes and $100,000 aggregate principal amount of debentures. In aggregate, holders of 96.18% of the outstanding securities participated in the transaction.

D.F. King & Co. acted as information agent for the tender offer and consent solicitation.

State Street Bank and Trust Company acted as depositary for the tender offer and consent solicitation.

Lehman Brothers acted as dealer manager for the tender offer and consent solicitation and is available for questions at (212) 681-2265 (collect) or (212) 455-3328.

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